EXHIBIT 4.1 - CERTIFICATE OF DESTINATIONS OF PREFERRED STOCK
              ----------------------------------------------
<P>
               CERTIFICATE OF DESIGNATIONS
                           of
                    PREFERRED STOCK
                           of
                 THE AUXER GROUP, INC.
<P>
     The Auxer Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation").
<P>
     DOES HEREBY CERTIFY:
<P>
     THAT, pursuant to the authority conferred upon the board of directors by the Certificate of Incorporation of this Corporation and section 151 of Title 8 of the Delaware Code, the board of directors has duly adopted the following resolution:
<P>
     RESOLVED, that, pursuant to the authority expressly granted to and vested in the board of directors of this Corporation by the provisions of its Certificate of Incorporation, the board of directors hereby creates a series of Preferred Stock to consist of 25,000,000 of the Preferred Shares which this Corporation now has authority to issue, and the board of directors hereby fixes the designation, powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series as follows:
<P>
     1. Designation. The distinctive designation of such stock shall be the Preferred Stock
<P>
     2. Number of Shares. The number of shares which shall constitute such series shall be 25,000,000 shares, which number may be increased or decreased from time to time by the board of directors.
<P>
     3.    Dividends.   Holders of our preferred stock are
entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefore. Holders of shares of our preferred stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, legally available therefor.
<P>
     4. Conversion rights. The Preferred Stock is convertible, at the holder's option, at any time into shares of the Company's Common Stock at a rate of ten shares of Common Stock for each share of Preferred Stock.
<P>
     5.     Redemption.  The Preferred Stock is not
redeemable.
<P>
     6. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $100.00 per share and no more before any payment or distribution is made to the holders of Common Stock or any series or class of the Company's stock hereafter that ranks junior as to liquidation rights to the Preferred Stock. After payment in full of the liquidation preference of the shares of Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation, merger or other business combination of the Company with or into another corporation or other entity nor a sale or transfer of all or part of the Company's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Company.
<P>
     7. Voting Rights. The holders of the Preferred Stock will have voting rights equal to ten shares of Common Stock for each share of Preferred Stock.
<P>
     8. Reorganization/Recapitalization. In the event of a reorganization or recapitalization of the Company's Common Stock, holders of the Preferred Stock shall not be entitled to the benefits of, or be subject to the detriments of, such reorganization or recapitalization.
<P>
     9. Anti-Dilution. The shares of the Company's Preferred Stock shall not be subject to dilution unless the unanimous holders of the Preferred Stock vote to change this preference.
<P>
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed this 1st day of January, by an officer thereunto duly authorized.
<P>
                           THE AUXER GROUP, INC.
<P>
                           By: /s/Eugene Chiaramonte, Jr.
                                  EUGENE CHIARAMONTE, JR.